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                                                     November 15, 1999


Mr. Keith Busse
President & Chairman of the Board
Steel Dynamics, Inc.
7030 Pointe Inverness Way
Suite #310
Fort Wayne, Indiana 46804


Dear Keith:

As we discussed on November 5, 1999, with considerable personal regret, I officially resign from the Board of Directors of Steel Dynamics, Inc. effective immediately. It has been my pleasure to serve on the board and to work with you and the rest of your team over the past several years.

Notwithstanding my resignation, GE Capital obviously remains an interested investor in SDI and appreciate our ongoing relationship. Accordingly, if there is anything we can do for you, financially or otherwise, please give me a call.

Good luck to you and the Company in your endeavors.


                                                    Very truly yours,


                                                    /s/ William D. Strittmatter